Exhibit 10.10

AMENDMENT I TO THE

FMSA HOLDINGS INC. NON-QUALIFIED STOCK OPTION PLAN

STOCK OPTION AGREEMENT

This Amendment to the outstanding and unexercised Stock Option Agreement (the “Award Agreements”) used by FMSA Holdings Inc., a Delaware corporation (the “Company”) to grant stock option awards under the FMSA Holdings Inc. Non-Qualified Stock Option Plan (the “1997 Plan”) is effective as of September 11, 2014.

WHEREAS, the Company previously made grants of stock option awards under the 1997 Plan to certain individuals;

WHEREAS, the Company changed its name from FML Holdings, Inc. to FMSA Holdings Inc. and wishes to reflect that name change in the Award Agreements;

WHEREAS, holders of vested stock options of the Company (“Optionees”), including holders of stock options granted under the 1997 Plan, are allowed to exercise such stock options upon pricing of the initial public offering of the Company (the “Offering”) (the stock options so exercised on pricing, the “Exercised Options”) in order to sell shares received on such exercise (the “Underlying Shares”) in the Offering;

WHEREAS, Section 4 and Section 10 of the 1997 Plan, as well as Section 15 of the Award Agreements, provide the board of directors of the Company (the “Board”) with the power to amend the 1997 Plan and the Award Agreements issued thereunder;

WHEREAS, the Board has determined it would be in the best interest of the Company to allow Optionees to pay the exercise price for the Exercised Options granted under the 1997 Plan out of proceeds from the sale of the Underlying Shares in the Company’s Offering (also referred to as a “cashless exercise”); and

WHEREAS, the Board has determined it would be in the best interest of the Company to allow Optionees to pay any employee tax withholding amounts due with respect to the exercise of the Exercised Options granted under the 1997 Plan out of the proceeds from the immediate sale of the Underlying Shares in the Company’s Offering (also referred to as “cashless withholding”).

NOW THEREFORE BE IT RESOLVED, that the Award Agreement shall be deemed to be amended such that (i) all references to the title of the 1997 Plan shall be changed from the “FML Holdings, Inc. Non-Qualified Stock Option Plan” to the “FMSA Holdings Inc. Non-Qualified Stock Option Plan” and (ii) all other references within such award agreements to “FML Holdings, Inc.” shall now be references to “FMSA Holdings Inc.”;

FURTHER RESOLVED, that Section 8 of all Award Agreements issued under the 1997 Plan be deleted in its entirety and replaced with the following:

8. Exercise of Option. The Option may be exercised by delivering to the Chairman of the Board or the President of the Company at its principal office, 8834 Mayfield Road Chesterland, Ohio 44026, (1) a completed Notice of Exercise of Option in the form of

Exhibit A attached hereto setting forth the number of Shares with respect to which the Option is being exercised, (2) an executed Counterpart Signature Page to the Stockholders Agreement in the form of Exhibit B attached hereto and (3) either (a) a cash payment in full for the Shares, or (b) in the Committee’s discretion, payment pursuant to a “cashless exercise” procedure. Such payment in 3(a) shall be made by certified or cashier’s check payable to the Company in the amount of the aggregate purchase price for such Shares.

FURTHER RESOLVED, that Section 16 of all Award Agreements issued under the 1997 Plan be deleted in its entirety and replaced with the following:

16. Withholding. As a condition precedent to the Optionee’s exercise of the Option or the issuance of Shares pursuant to any such exercise, the Company may make appropriate provision for tax withholding with respect to any exercise of the Option including, without limitation, (i) withholding such amount that the Company deems appropriate from any compensation or other amounts due him from the Company or any Subsidiary, (ii) requiring the Optionee to provide the Company with funds in the amount the Company deems appropriate, and (iii) in the Committee’s discretion, paying such taxes pursuant to a “cashless withholding” procedure.

FMSA HOLDINGS INC.

By:	/s/ David J. Crandall

Name:	David J. Crandall

Title:	VP, General Counsel, Secretary

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